FORM OF
ENFIELD FEDERAL SAVINGS AND LOAN ASSOCIATION AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDED AND RESTATED AS OF JANUARY 1, 2008

Enfield Federal Savings and Loan Association
Amended and Restated Supplemental Executive Retirement Plan

Article I
Introduction

Section 1.01                Purpose, Design and Intent.

(a)           The purpose of the Enfield Federal Savings and Loan Association (“Association”) Amended and Restated Supplemental Executive Retirement Plan (the “Plan”) is to assist the Association and its Affiliates (as defined in Section 2.01(a) of the Plan), in retaining the services of key employees, to induce such employees to use their best efforts to enhance the business of the Association and its Affiliates, and to provide certain supplemental retirement benefits to such employees.

(b)           The Plan, in relevant part, is intended to constitute an unfunded “excess benefit plan” as defined in Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended. The Plan is designed, in large part, to provide certain key employees with retirement benefits that would have been payable under the various tax-qualified retirement plans sponsored by the Association and/or its Affiliates but for the limitations placed on the benefits and contributions under such plans by the provisions of the Internal Revenue Code of 1986, as amended.

(c)           The Association previously implemented a certain Supplemental Executive Retirement Plan effective as of January 1, 2002 (the “Prior SERP”).  This Plan amends and restates the Prior SERP in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the final regulations issued by the IRS, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The provisions of the Plan shall be construed to effectuate such intentions.

Article II
Definitions

Section 2.01              Definitions.  In this Plan, whenever the context so indicates, the singular or the plural number and the masculine or feminine gender shall be deemed to include the other, the terms “he,” “his,” and “him,” shall refer to a Participant or Beneficiary, as the case may be, and, except as otherwise provided, or unless the context otherwise requires, the capitalized terms shall have the following meanings:

(a)           “Affiliate” means any corporation, trade or business, which, at the time of reference, is together with the Association, a member of a controlled group of corporations, a group of trades or businesses (whether or not incorporated) under common control, or an affiliated service group, as described in Sections 414(b), 414(c), and 414(m) of the Code, respectively, or any other organization treated as a single employer with the Association under Section 414(o) of the Code; provided, however, that, where the context so requires, the term “Affiliate” shall be construed to give full effect to the provisions of Sections 409(1) (4) and 415(h) of the Code.

(b)           “Applicable Limitations” means any of the following:

(i)             the maximum limitations on annual additions to a tax-qualified defined contribution plan under Section 415(c) of the Code;

(ii)            the maximum limitation on the annual amount of compensation that may, under Section 401(a)(17) of the Code, be taken into account in determining contributions to and benefits under tax-qualified plans;

(iii)           the maximum limitation on employee elective deferrals as a result of the application of the discrimination standards under Section 401(k) of the Code; and

(iv)           the maximum limitation on matching contributions as a result of the application of the nondiscrimination test under Section 401(m) of the Code.

(c)           “Association” means Enfield Federal Savings and Loan Association, and its successors.

(d)           “Savings Plan” means the Enfield Federal Savings and Loan Association Employees’ Savings & Profit Sharing Plan, as amended from time to time.

(e)           “Board of Directors” means the Board of Directors of the Association.

(f)           “Change in Control” shall mean (1) a change in ownership of the Company or the Association under paragraph (i) below, or (2) a change in effective control of the Company or the Association under paragraph (ii) below, or (3) a change in the ownership of a substantial portion of the assets of the Company or the Association under paragraph (iii) below:

i.
Change in the ownership of the Company or Association.  A change in the ownership of the Company or Association shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; or

ii.
Change in the effective control of the Company or Association. A change in the effective control of the Company or Association shall occur on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)(D)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company or Association possessing 30% or more of the total voting power of the stock of the Company or Association; or (ii) a majority of members of the Company’s or Association’s board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of Directors prior to the date of the appointment or election, provided that this sub-section (ii) is inapplicable where a majority shareholder of the Company or Association is another corporation; or

iii.
Change in the ownership of a substantial portion of the Company’s or Association’s assets.  A change in the ownership of a substantial portion of the Company’s or Association’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)(C)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company or Association that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.  There is no Change in Control event under this paragraph (iii) when there is a transfer to an entity that is controlled by the shareholders of the transferring corporation immediately after the transfer.

For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation Section 1.409A-3(i)(5), except to the extent modified herein.

Notwithstanding anything in this Plan to the contrary, in no event shall (1) the conversion of the Association from mutual to stock form (including without limitation, through the formation of a stock holding company), (2) the reorganization of the Association into the mutual holding company form of organization, or (3) a merger or combination of the Association with or into Valley Bank or any other affiliate of the Company or a similar merger or combination of the Association into Valley Bank or any of its affiliates, or any other type of corporate reorganization involving the Association or any other affiliate of the Company constitute a “Change in Control” for purposes of this Plan.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Committee” means the person(s) designated by the Board of Directors, pursuant to Section 9.02 of the Plan, to administer the Plan.

(i)            “Common Stock” means the common stock of the Company.

(j)            “Company” means New England Bancshares, Inc., a federally chartered corporation and its successors.

(k)           “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Association.

(l)            “Eligible Individual” means any Employee of the Association or an Affiliate who participates in the ESOP, or the Savings Plan, as the case may be, and whom the Board of Directors determines is one of a “select group of management or highly compensated employees,” as such phrase is used for purposes of Sections 101, 201 and 301 of ERISA.

(m)           “Employee” means any person employed by the Association or an Affiliate.

(n)           “Employer” means the Association or its Affiliate that employs the Employee.

(o)           “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(p)           “ESOP” means the Enfield Federal Savings and Loan Association Employee Stock Ownership Plan, as amended from time to time.

(q)           “ESOP Acquisition Loan” means a loan or other extension of credit incurred by the trustee of the ESOP in connection with the purchase of Common Stock on behalf of the ESOP.

(r)            “ESOP Restoration Benefit” means the benefit credited to a Participant’s ESOP Restoration Benefit Account pursuant to Section 4.02 of the Plan.

(s)            “ESOP Restoration Benefit Account” means the account established by an Employer, pursuant to Section 5.02 of the Plan, with respect to a Participant’s ESOP Restoration Benefit.

(t)            “ESOP Valuation Date” means any day as of which the investment experience of the trust fund of the ESOP is determined and individuals’ accounts under the ESOP are adjusted accordingly.

(u)            “Effective Date” means January 1, 2008.

(v)            “Participant” means an Eligible Individual who is entitled to benefits under the Plan.

(w)           “Plan” means this Enfield Federal Savings and Loan Association Supplemental Executive Retirement Plan.

(x)            “Separation from Service” means the Participant’s death, retirement or other termination of employment with the Association within the meaning of Code Section 409A.  No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract.  If the leave exceeds six months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Employer and Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36 months (or such lesser period of time in which the Participant performed services for the Association).  The determination of whether a Participant has had a Separation from Service shall be made by applying the presumptions set forth in the Treasury Regulations under Code Section 409A.

(y)             “Specified Employee” means any Participant who also satisfies the definition of “key employee” as such term is defined in Code Section 416(i) (without regard to paragraph 5 thereof).  In the event a Participant is a Specified Employee, no distribution shall be made to such Participant upon Separation from Service (other than due to death or Disability) prior to the first day of the seventh month following Separation from Service.

(z)             “Supplemental ESOP Account” means an account established by an Employer, pursuant to Section 5.01 of the Plan, with respect to a Participant’s Supplemental ESOP Benefit.

(aa)           “Supplemental ESOP Benefit” means the benefit credited to a Participant’s Supplemental ESOP Account pursuant to Section 4.01 of the Plan.

(bb)           “Supplemental Savings Account” means an account established by an Employer, pursuant to Section 5.05 of the Plan, with respect to a Participant’s Supplemental Savings Benefit.

(cc)           “Supplemental Savings Benefit” means the benefit credited to a Participant’s Supplemental Savings Account pursuant to Section 4.05 of the Plan.

Article III
Participation

Section 3.01               Participation.

(a)           An Eligible Individual shall become a Participant in the Plan upon designation as such by the Board of Directors. An Eligible Individual whom the Board of Directors designates as a Participant in the Plan shall commence participation as of the date established by the Board of Directors. The Board of Directors shall establish an Eligible Individual’s date of participation at the same time it designates the Eligible Individual as a Participant in the Plan.

(b)           The Board of Directors may designate an Eligible Individual as a Participant with respect to any or all supplemental benefits provided for under Article IV of the Plan.

Article IV
Benefits

Section 4.01               Supplemental ESOP Benefit.

As of the last day of each plan year of the ESOP, the Employer shall credit a Participant’s Supplemental ESOP Account with a Supplemental ESOP Benefit equal to the excess of (a) over (b), where:

(a)           equals the annual contributions made by the Employer and/or the number of shares of Common Stock released for allocation in connection with the repayment of an ESOP Acquisition Loan, together with any forfeitures, earnings or dividends, that would otherwise be allocated to the accounts of the Participant under the ESOP for the applicable plan year if the provisions of the ESOP were administered without regard to any of the Applicable Limitations; and

(b)           equals the annual contributions made by the Employer and/or the number of shares of common stock released for allocation in connection with the repayment of an ESOP Acquisition Loan, together with any forfeitures, earnings or dividends, that are actually allocated to the accounts of the Participant under the ESOP for that particular plan year after giving effect to any reduction of such benefits required by, or as the result of, the limitations imposed by any of the Applicable Limitations.

Section 4.02               ESOP Restoration Benefit.

(a)           Upon a Change in Control, the Employer shall credit to the Participant’s ESOP Restoration Benefit Account an ESOP Restoration Benefit equal to (i) less (ii), the result of which is multiplied by (iii), where:

(i)            Equals the total number of shares of Common Stock acquired with the proceeds of all ESOP Acquisition Loans (together with any dividends, cash proceeds, or other medium related to such ESOP Acquisition Loans) that would have been allocated or credited for the benefit of the Participant under the ESOP and/or this Plan, as the case may be, had the Participant continued in the employ of the Employer through the first ESOP Valuation Date following the last scheduled payment of principal and interest on all ESOP Acquisition Loans outstanding at the time of the Change in Control; and

(ii)           Equals the total number of shares of Common Stock acquired with the proceeds of all ESOP Acquisition Loans (together with any dividends, cash proceeds, or other medium related to such ESOP acquisition Loans) and allocated for the benefit of the Participant under the ESOP and/or this Plan as of the first ESOP Valuation Date following the Change in Control; and

(iii)           Equals the fair market value of the Common Stock immediately preceding the Change in Control:

(b)           For purposes of clause (i) of subsection (a) of this Section 4.02, the total number of shares of Common Stock shall be determined by multiplying the sum of (i) and (ii) by (iii), where:

(i)            equals the average of the total shares of Common Stock acquired with the proceeds of an ESOP Acquisition Loan and allocated for the benefit of the Participant under the ESOP as of three most recent ESOP Valuation Dates preceding the Change in Control (or lesser number if the Participant has not participated in the ESOP for three full years),

(ii)            equals the average number of shares of Common Stock credited to the Participant’s Supplemental ESOP Account for the three most recent plan years of the

ESOP (such that the three recent plan years coincide with the three most recent ESOP Valuation Dates referred to in (i) above); and

(iii)            equals the original number of scheduled annual payments on the ESOP Acquisition Loans.

Section 4.03             Supplemental Savings Benefit.

A Participant’s Supplemental Savings Benefit under the Plan shall be equal to the excess of (a) over (b), where:

(a)           equals the matching contributions that would otherwise be allocated to an account of the Participant under the Savings Plan for a particular year if the Participant were deferring the maximum amount permissible under the Savings Plan (either by operation or by the terms of the plan) and the provisions of the Savings Plan were administered without regard to any of the Applicable Limitations; and

(b)           equals the matching contributions made by the Employer that are actually allocated to an account of the Participant under the provisions of the Savings Plan for that particular year after giving effect to any reduction of such allocation required by any of the Applicable Limitations.

The Employer shall credit the Participant’s Supplemental Savings Benefit to a Supplemental Savings Benefit Account pursuant to Section 5.03 of the Plan.

Article V
Accounts

Section 5.01             Supplemental ESOP Benefit Account.

For each Participant who is credited with a benefit pursuant to Section 4.01 of the Plan, the Employer shall establish, as a memorandum account on its books, a Supplemental ESOP Account. Each year, the Committee shall credit to the Participant’s Supplemental ESOP Account the amount of benefits determined under Section 4.01 of the Plan for that year. The Employer shall credit the account with an amount equal to the appropriate number of shares of Common Stock or other medium of contribution that would have otherwise been made to the Participant’s accounts under the ESOP but for the Applicable Limitations. Shares of Common Stock shall be valued under this Plan in the same manner as under the ESOP. Cash and other (non-stock) contributions credited to a Participant’s Supplemental ESOP Account shall be credited annually with interest at a rate equal to the investment rate of return provided to the Participant’s non-stock accounts under the ESOP.

Section 5.02             ESOP Restoration Benefit Account.

The Employer shall establish, as a memorandum account on its books, an ESOP Restoration Benefit Account. In the event of a Change in Control, the Committee shall credit to the Participant’s ESOP Restoration Benefit Account the amount of benefits determined under Section 4.02 of the Plan. The Committee shall credit the account with an amount equal to the appropriate number of shares of Common Stock or other medium of contribution that would have otherwise been made to the Participant’s accounts under the ESOP but for the occurrence of the Change in Control. Shares of Common Stock shall be valued under this Plan in the same manner as under the ESOP. Cash and other (non-stock) contributions credited to a Participant’s ESOP Restoration Benefit Account shall be credited annually with interest at a rate equal to the investment rate of return provided to the Participant’s non-stock accounts under the ESOP.

Section 5.03              Supplemental Savings Account.

For each Participant who is credited with a benefit pursuant to Section 4.03 of the Plan, the Employer shall establish, as a memorandum account on its books, a Supplemental Savings Account. Each year the Employer will credit to the Participant’s Supplemental Savings Account the amount of benefits determined under Section 4.03 of the Plan. Contributions credited to a Participant’s Supplemental Savings Account shall be credited monthly with interest at a rate equal to the investment rate of return provided to the Participant’s matching contribution account under the Basic Savings Plan.

Article VI
Supplemental Benefit Payments

Section 6.01               Incidents of Supplemental Benefit Payments. Benefits under this Section 6.01 shall be payable to the Participant in a lump sum within 90 days following the first to occur of:

(a)	the Participant’s “Separation from Service,” other than due to death or Disability;

(b)	the Participant’s Disability;

(c)	the Participant’s death; or

(d)	a Change in Control of the Association or the Company.

Notwithstanding anything herein to the contrary, if the Participant is a Specified Employee and the distribution under this Article VI is due to the Participant’s Separation from Service, solely to the extent necessary to avoid penalties under Code Section 409A, the distribution (or any part thereof) shall be delayed until the first day of the seventh month following Separation from Service.

Section 6.02               Vesting.

(a)           A Participant shall have a non-forfeitable right to the Supplemental ESOP Benefit credited to him under this Plan in the same percentage as he has to benefits allocated to him under the ESOP at the time the benefits become distributable to him under the ESOP.

(b)           A Participant shall always have a fully non-forfeitable right to the ESOP Restoration Benefit credited to him under this Plan.

(c)           Participant shall have a non-forfeitable right to his Supplemental Savings Benefit under this Plan in the same percentage as he has to his benefits under the Savings Plan at the time the benefits become distributable to him under the Savings Plan.

Section 6.03           Hardships.

Notwithstanding the foregoing, the Committee may, at its sole discretion, allow for the early payment of a Participant’s Supplemental ESOP Benefit and/or Supplemental Savings Account in the event of an “unforeseeable emergency.” An “unforeseeable emergency” means a severe financial hardship to the Participant resulting from (1) an illness or accident of the Participant, the Participant's spouse, or a dependent of the Participant (within the meaning of Section 152(a) of the Code), (2) loss of the Participant's property due to casualty, or (3) other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The amount of such distribution may not exceed the amounts necessary to satisfy the emergency.  The circumstances that will constitute an “Unforeseeable Emergency” will depend on the facts of each case, but, in any case, payment may not be made in the event that such hardship is or may be relieved:

(a)           through reimbursement or compensation by insurance or otherwise;

(b)	by liquidation of the Participant’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship; or

(c)           by cessation of deferrals under the Plan.

Article VII
Claims Procedures

Section 7.01           Claims Reviewer.

For purposes of handling claims with respect to this Plan, the “Claims Reviewer” shall be the Committee, unless the Committee designates another person or group of persons as Claims Reviewer.

Section 7.02           Claims Procedure.

(a)           An initial claim for benefits under the Plan must be made by the Participant or his beneficiary or beneficiaries in accordance with the terms of this Section 7.02.

(b)           Not later than ninety (90) days after receipt of such a claim, the Claims Reviewer will render a written decision on the claim to the claimant, unless special circumstances require the extension of such 90-day period. If such extension is necessary, the Claims Reviewer shall provide the Participant or the Participant’s beneficiary or beneficiaries with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for the extension and the date by which a final decision can be expected. In no event shall such extension exceed a period of ninety (90) days from the end of the initial 90-day period.

(c)           In the event the Claims Reviewer denies the claim of a Participant or any beneficiary in whole or in part, the Claims Reviewer’s written notification shall specify, in a manner calculated to be understood by the claimant, the reason for the denial; a reference to the Plan or other document or form that is the basis for the denial; a description of any additional material or information necessary for the claimant to perfect the claim; an explanation as to why such information or material is necessary; and an explanation of the applicable claims procedure.

(d)           Should the claim be denied in whole or in part and should the claimant be dissatisfied with the Claims Reviewer’s disposition of the claimant’s claim, the claimant may have a full and fair review of the claim by the Committee upon written request submitted by the claimant or the claimant’s duly authorized representative and received by the Committee within sixty (60) days after the claimant receives written notification that the claimant’s claim has been denied. In connection with such review, the claimant or the claimant’s duly authorized representative shall be entitled to review pertinent documents and submit the claimant’s views as to the issues, in writing. The Committee shall act to deny or accept the claim within sixty (60) days after receipt of the claimant’s written request for review unless special circumstances require the extension of such 60-day period. If such extension is necessary, the Committee shall provide the claimant with written notification of such extension before the expiration of such initial 60-day period. In all events, the Committee shall act to deny or accept the claim within 120 days of the receipt of the claimant’s written request for review. The action of the Committee shall be in the form of a written notice to the claimant and its contents shall include all of the requirements for action on the original claim.

(e)           In no event may a claimant commence legal action for benefits the claimant believes are due the claimant until the claimant has exhausted all of the remedies and procedures afforded the claimant by this Article VII.

Article VIII
Amendment and Termination

Section 8.01            Amendment of the Plan.

The Company may from time to time and at any time amend the Plan; provided, however, that such amendment may not adversely affect the rights of any Participant or beneficiary with respect to any benefit under the Plan to which the Participant or beneficiary may have previously become entitled prior to the effective date of such amendment without the consent of the Participant or beneficiary. The Committee shall be authorized to make minor or administrative changes to the Plan, as well as amendments required by applicable federal or state law (or authorized or made desirable by such statutes); provided, however, that such amendments must subsequently be ratified by the Board of Directors.

Section 8.02            Plan Termination. Subject to the requirements of Code Section 409A, in the event of complete termination of the Plan, the Plan shall cease to operate and the Employer shall pay out to the Participant his benefit as if the Participant had terminated employment as of the effective date of the complete termination.  Such complete termination of the Agreement shall occur only under the following circumstances and conditions:

(i)
The Employer may terminate the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participant’s gross income in the latest of (i) the calendar year in which the Plan terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

(ii)
The Board may terminate the Plan by Board action taken within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Plan shall only be treated as terminated if all substantially similar arrangements sponsored by the Employer are terminated so that the Participant and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.  For these purposes, “Change in Control” shall be defined in accordance with the Treasury Regulations under Code Section 409A.

(iii)
The Board may terminate the Plan provided that (A) the termination and liquidation does not occur proximate to a downturn in the financial health of the Association or Company, (B) all arrangements sponsored by the Association that would be aggregated with this Plan under Treasury Regulations Section 1.409A-1(c) if the Participant covered by this Plan was also covered by any of those other arrangements are also terminated; (C) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the arrangement; (D) all payments are made within 24 months of the termination of the arrangements; and (E) the Association does not adopt a new arrangement that would be aggregated with any terminated arrangement under Treasury Regulations Section 1.409A-1(c) if the Participant participated in both arrangements, at any time within three years following the date of termination of the arrangement.

Article IX
General Provisions

Section 9.01              Unfunded, Unsecured Promise to Make Payments in the Future.

The right of a Participant or any beneficiary to receive a distribution under this Plan shall be an unsecured claim against the general assets of the Company or its Affiliates and neither a Participant nor his designated beneficiary or beneficiaries shall have any rights in or against any amount credited to any account under this Plan or any other assets of the Company or an Affiliate. The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of Title I of ERISA. Any funds invested hereunder shall continue for all purposes to be part of the general assets of the Company or an Affiliate and available to its general creditors in the event of bankruptcy or insolvency. Accounts under this Plan and any benefits which may be payable pursuant to this Plan are not subject in any manner to anticipation, sale, alienation, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of a Participant or a Participant’s beneficiary. The Plans constitute a mere promise by the Company or Affiliate to make benefit payments in the future. No interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such Participant or beneficiary, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

Section 9.02              Committee as Plan Administrator.

(a)           The Plan shall be administered by the Committee designated by the Board of Directors.

(b)           The Committee shall have the authority, duty and power to interpret and construe the provisions of the Plan as it deems appropriate. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. In addition, the Committee shall have the authority and power to delegate any of its administrative duties to employees of the Association or Affiliate, as they may deem appropriate. The Committee shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan. The interpretations, determination, regulations and calculations of the Committee shall be final and binding on all persons and parties concerned.

Section 9.03              Expenses.

Expenses of administration of the Plan shall be paid by the Company or an Affiliate.

Section 9.04              Statements.

The Committee shall furnish individual annual statements of accrued benefits to each Participant, or current beneficiary, in such form as determined by the Committee or as required by law.

Section 9.05              Rights of Participants and Beneficiaries.

(a)           The sole rights of a Participant or beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he or she may be entitled to hereunder.

(b)           Nothing in the Plan shall be interpreted as a guaranty that any funds in any trust which may be established in connection with the Plan or assets of the Company or an Affiliate will be sufficient to pay any benefit hereunder.

(c)           The adoption and maintenance of this Plan shall not be construed as creating any contract of employment or service between the Company or an Affiliate and any Participant or other individual. The Plan shall not affect the right of the Company or an Affiliate to deal with any

Participants in employment or service respects, including their hiring, discharge, compensation, and conditions of employment or other service.

Section 9.06              Incompetent Individuals.

The Committee may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to a Participant or beneficiary in the event that such Participant or beneficiary is declared incompetent and a conservator or other person legally charged with that Participant’s or beneficiary’s care is appointed. Except as otherwise provided herein, when the Committee determines that such Participant or beneficiary is unable to manage his or her financial affairs, the Committee may pay such Participant’s or beneficiary’s benefits to such conservator, person legally charged with such Participant’s or beneficiary’s care or institution then contributing toward or providing for the care and maintenance of such Participant or beneficiary. Any such payment shall constitute a complete discharge of any liability of the Company or an Affiliate and the Plan for such Participant or beneficiary.

Section 9.07              Sale, Merger, or Consolidation of the Employer.

The Plan shall be continued after a sale of assets of the Company or the Association or a merger or consolidation of the Company or the Association into or with another corporation or entity until all benefits have been paid pursuant to the Plan. Additionally, upon a merger, consolidation or other Change in Control any amounts credited to Participant’s accounts under the Plan shall be placed in a grantor trust to the extent not already in such a trust. Any legal fees incurred by a Participant in determining benefits to which he is entitled under the Plan following a sale, merger, consolidation or other Change in Control of the Company or the Association shall be paid by the resulting or succeeding entity.

Section 9.08              Location of Participants.

Each Participant shall keep the Company informed of his current address and the current address of his designated beneficiary or beneficiaries. The Company shall not be obligated to search for any person. If such person is not located within three (3) years after the date on which payment of the Participant’s benefits payable under this Plan may first be made, payment may be made as though the Participant or his beneficiary had died at the end of such three-year period.

Section 9.09              Liability of the Association and its Affiliates.

Notwithstanding any provision herein to the contrary, neither the Association nor any individual acting as an employee or agent of the Association shall be liable to any Participant, former Participant, beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Association or any such employee or agent of the Association.

Section 9.10              Governing Law.

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Connecticut.

Section 9.11              Required Provisions.

(a)           An Employer may terminate a Participant’s employment at any time, but any termination by the Employer, other than Termination for Cause, shall not otherwise prejudice the participant’s right to compensation or other benefits under this Plan.

(b)           If a Participant is suspended and/or temporarily prohibited from participating in the conduct of the Association’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (§) 1818(e)(3) or (g)(1), the Association’s obligations under this Plan shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Association may in its discretion (i) pay the Participant all or part of the compensation withheld while the obligations were suspended and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If a Participant is removed and/or permanently prohibited from participating in the conduct of the Association’s affairs by an order issued under Sections 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (§) 1818(e)(4) or (g)(1), all obligations of the Association under this Plan shall terminate as of the effective date of the order.

(d)           If the Association is in default, as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. (§) 1813(x)(1), all obligations of the Association under this Plan shall terminate as of the date of default; provided, however, that this paragraph shall not affect any vested rights of the parties to this Plan.

(e)           Any payments made to a Participant pursuant to this Plan, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. (§) 1828(k) and any regulations promulgated thereunder.

Enfield Federal Savings and Loan Association has adopted this Plan, to be executed by a designee of the Board and duly attested, on this the 8th day of December, 2008.

ENFIELD FEDERAL SAVINGS AND LOAN
ASSOCIATION

For the Entire Board of Directors